Exhibit 10.23

CBOT HOLDINGS, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of this 21st day of September, 2005 (this “Agreement”), by and among CBOT Holdings, Inc. (“Holdings”), the Board of Trade of the City of Chicago, Inc., a Delaware nonstock corporation, (the “CBOT”), and Bernard Dan (“Executive”).

WHEREAS, the CBOT and Executive have entered into a certain Employment Agreement, dated as of September 1, 2003, as amended effective May 4, 2005 (the “Original Agreement”);

WHEREAS, following the restructuring of the CBOT on April 22, 2005, Executive has served as President and Chief Executive Officer of Holdings and a nonvoting director thereof;

WHEREAS, holdings, the CBOT and Executive desire to substitute this Agreement for the Original Agreement in its entirety effective as of the date hereof and the Original Agreement shall thereafter have no force and effect;

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. Holdings shall employ Executive, and Executive hereby agrees to continue employment with Holdings, upon the terms and conditions set forth in this Agreement for the period commencing as of the date of this Agreement and ending as provided in Section 4 hereof (the “Employment Period”).

2. Position and Duties. During the Employment Period, Executive shall serve as the President and Chief Executive Officer of Holdings. On or after an initial public offering (“IPO”) of Holdings’ Class A Common Stock (“Common Stock”), the Board of Directors of Holdings (the “Board”) shall use its best efforts to cause Executive to be elected as a full voting member of the Board during the period of his employment with Holdings. During the Employment Period, Executive shall perform the duties assigned to him hereunder subject to the by-laws of Holdings, and shall devote Executive’s full business time, attention and effort to the affairs of Holdings and the CBOT; provided, however, that Executive may engage in charitable, civic or community activities and, with the prior approval of the Board, which shall not be unreasonably withheld, may serve as a director (but not a lead director) of any other business corporation, and may engage in passive investment activities, provided that such activities or service do not interfere with Executive’s duties hereunder or violate the terms of any of the covenants contained in Sections 6, 7 or 8 hereof. Upon any termination of employment, Executive shall be deemed to have resigned immediately all appointments and positions with Holdings and the CBOT and their employee benefit plans, including any Board or committee appointment or election and shall execute any documents necessary or desirable to reflect such resignation.

3. Compensation.

(a) Base Salary. Executive’s annual base salary for the period ending December 31, 2005, shall remain at $950,000 (“2005 Salary”). Effective January 1, 2006, and thereafter during the Employment Period, Executive’s annual base salary shall be $800,000 which may be increased, but not decreased by the Board from time to time (“Base Salary”); provided, however, that if there is no IPO on or before to March 31, 2006, Executive’s Base Salary shall be increased to $1,000,000 retroactive to January 1, 2006, and, if there is no IPO prior to January 1, 2007, his Base Salary shall be increased to $1,200,000 effective as of January 1, 2007, provided, further, that upon the occurrence of an IPO after March 31, 2006, Executive’s Base Salary shall be reduced to $800,000 effective as of the date of the IPO. The 2005 Salary and the Base Salary shall be payable in regular installments in accordance with the general payroll practices of Holdings and the CBOT for senior executive employees in effect from time to time.

(b) Performance Bonus. Executive shall be entitled to a cash bonus based upon his performance and the operating results of Holdings and/or the CBOT for the period commencing January 1, 2005 through and including December 31, 2005 (the “2005 Bonus”). The amount of the 2005 Bonus shall be determined by the Board and shall not be less than $300,000. For fiscal years commencing on or after January 1, 2006, Executive shall participate in an annual performance bonus program pursuant to which Executive shall be eligible to earn an annual cash bonus amount (the “Performance Bonus”). The Performance Bonus shall be based on performance levels established by the Compensation Committee of the Board following consultation with Executive prior to, or within 90 days, after the commencement of, each fiscal year, provided that 80% of the performance levels established by the Compensation Committee shall be based on the primary financial measurements of Holdings and/or the CBOT during the year.

The annual Performance Bonus for any such fiscal year shall be equal to (i) 200% of Executive’s Base Salary paid for such year if maximum performance levels are achieved for the year, (ii) 100% of his Base Salary paid for such year if target performance levels are achieved for the year, or (iii) 50% of his Base Salary paid for such year if threshold performance levels are achieved for the year. The Performance Bonus, if any, awarded to Executive shall be paid to Executive as soon as reasonably practicable but in no event later than ninety (90) days after the close of the fiscal year in which the Performance Bonus was earned. Payment of a Performance Bonus in one or more fiscal years shall under no circumstances give rise to a Performance Bonus in relation to any other fiscal year. Notwithstanding the foregoing, if there is no IPO on or before December 31, 2006, Executive’s Performance Bonus for 2006 shall not be less than $400,000, and if there is no IPO on or before December 31, 2007 or December 31, 2008, Executive’s Performance Bonus for such fiscal year shall be no less than $500,000.

(c) Equity-Based Compensation. In the event of an IPO and on the date of the closing of such IPO, which date shall be the “Grant Date”, Executive shall be granted (i) 20,000 restricted shares of Common Stock (the “Restricted Stock”), which shall vest as to 10,000 shares on each of the second and fourth anniversaries of the Grant Date, and (ii) a non-qualified option to purchase 100,000 shares of Common Stock (the “Option”), with an option exercise price equal to the IPO sale price to the public of Common Stock (the “IPO Price”). The Option shall vest and become exercisable as to 12,500 shares on each of the first four anniversaries of the Grant Date (collectively, the “Time Vested Option”) and the remaining 50,000 shares (the “Performance Option”), shall vest as follows:

16,667 Shares	On the first date on which the average closing price for 10 consecutive trading days of the Common Stock is 150% of the IPO Price.

16,667 Shares	On the first date on which the average closing price for 10 consecutive trading days of the Common Stock is 175% of the IPO Price.

16,666 Shares	On the first date on which the average closing price for 10 consecutive trading days of the Common Stock is 200% of the IPO Price.

The Restricted Stock and the Option shall be granted pursuant to the CBOT Holdings, Inc. 2005 Long-Term Equity Incentive Plan (the “LTEIP”), provided that Executive’s award agreements shall provide for one or more “cashless” methods for payment of exercise price and tax withholdings and otherwise contain provisions consistent with this Agreement. Commencing in 2007, the Board shall review Executive’s individual performance and Holdings’ operating performance, and Executive shall be considered for additional grants of stock options and restricted stock which may or may not be granted in the complete discretion of the Board.

(d) Other Benefits. During the Employment Period, Executive shall be entitled to participate in all of Holdings’ and the CBOT’s employee benefit programs for which senior executive employees of Holdings are generally eligible excluding any severance or termination benefits not otherwise expressly provided to Executive in this Agreement (“Employee Benefits”); provided, however, that Holdings or the CBOT may amend, terminate or limit any such employee benefit program at any time, provided that Executive is treated on a basis consistent with other senior executives, and may amend, terminate or limit Executive’s participation in any non-qualified, supplemental or excess retirement plans, programs or payments and, provided that Executive is treated in a manner consistent with other senior executives, no such actions shall constitute a breach of this Agreement or constitute “Good Reason” within the meaning of Section 5 below. Notwithstanding the foregoing, if the excess pension benefit program is terminated prior to the date on which Executive shall first become vested, he shall receive an amount equal to his accrued benefit through the date of such termination as if he became vested immediately prior to such termination. Executive shall be entitled to five (5) weeks of paid vacation each year.

(e) Expense Reimbursement. Holdings or the CBOT, as applicable, shall reimburse Executive for all reasonable expenses incurred by him during the Employment Period in the course of performing his duties and responsibilities under this Agreement, that are consistent with policies of Holdings or the CBOT, as applicable, in effect from time to time with respect to travel, entertainment and other business expenses, subject to any applicable requirements with respect to reporting and documentation of such expenses. In addition, Holdings shall cause direct payment to be made to Executive’s counsel for reasonable legal fees and expenses incurred by Executive in connection with the negotiation and execution of this Agreement in an amount not to exceed $100,000, or such greater amount as the Compensation Committee may approve, within thirty (30) days following receipt of a written bill or invoice for services performed. Executive shall be entitled to an amount not to exceed $25,000 per year, or such greater amount as the Compensation Committee may approve, for professional services (including legal, accounting, and financial advisors).

4. Term. Unless extended by the mutual written agreement of Holdings and Executive or sooner terminated as provided herein, the term of Executive’s employment governed by this Agreement (the “Employment Period”) shall commence as of the date of this Agreement and shall terminate on December 31, 2009. It shall be extended for successive two (2) year terms upon written notice from Holdings to Executive not later than six (6) months prior to the expiration of the initial or any successive term of this Agreement.

5. Termination.

(a) Death. Upon the death of Executive, this Agreement shall automatically terminate and all rights of Executive and Executive’s heirs, executors and administrators to compensation and other benefits under this Agreement shall cease immediately, except that Executive’s heirs, executors or administrators, as the case may be, shall be entitled to:

(i) accrued Base Salary through and including Executive’s date of death;

(ii) accrued Performance Bonus (calculated as if Executive achieved target performance levels for the year) through and including Executive’s date of death (determined on a pro rata basis for the number of days of the fiscal year for which Executive was employed by Holdings);

(iii) Executive’s Base Salary as then in effect for a period of twelve (12) months following Executive’s death;

(iv) company-paid group health coverage for Executive’s spouse and dependents (with terms no less favorable than those previously in effect) for a period of twelve (12) months following Executive’s death; and

(v) other Employee Benefits to which Executive was entitled on the date of death in accordance with the terms of the plans and programs of Holdings and the CBOT.

In addition, upon the death of Executive after an IPO, any unvested portion of the Restricted Stock and any unvested portion of the Time Vested Option shall become fully vested as of the date of Executive’s death. Any remaining portion of the unvested Performance Option shall be deemed cancelled and forfeited without further consideration to Executive’s estate.

Executive’s heirs, executor or administrator, as the case may be, shall be permitted to exercise any vested and unexercised portion of the Option for a period of ninety (90) days following the date of death. Any portion of the Option that has not been exercised by such date, shall be deemed cancelled and forfeited without further consideration to Executive’s estate.

(b) Disability. Holdings may, at its option, terminate this Agreement upon a Permanent Disability (as hereinafter defined) of Executive. Upon such termination, all obligations of Holdings and the CBOT hereunder shall cease immediately, except that Executive shall be entitled to:

(i) accrued Base Salary through and including the effective date of Executive’s termination of employment;

(ii) accrued Performance Bonus (calculated as if Executive achieved target performance levels for the year) through and including the effective date of Executive’s termination of employment (determined on a pro rata basis for the number of days of the fiscal year for which Executive was employed by Holdings);

(iii) Executive’s Base Salary as then in effect for a period of twelve (12) months following termination of employment;

(iv) company-paid group health coverage for Executive, and Executive’s spouse and dependents (with terms no less favorable than those previously in effect) for period of twelve (12) months following termination of employment; and

(v) other Employee Benefits to which Executive is entitled upon termination of employment in accordance with the terms of the plans and programs of Holdings and the CBOT.

In the event of termination pursuant to this Section 5(b) after an IPO, any unvested portion of the Restricted Stock and any unvested portion of the Time Vested Option shall become fully vested as of the date of termination of Executive. Any remaining portion of the unvested Performance Option shall be deemed cancelled and forfeited without further consideration to Executive. Executive shall be permitted to exercise any vested and unexercised portion of the Option for a period of ninety (90) days following the date of termination. Any portion of the Option that has not been exercised by such date, shall be deemed cancelled and forfeited without further consideration to Executive.

For purposes of this Agreement, a “Permanent Disability” shall be deemed to have occurred upon the first to occur of the following events: (1) if Executive, as a result of a mental or physical condition, injury, sickness or incapacity, has become incapable of satisfactorily (as determined by the Board) discharging the essential functions of Executive’s duties, with or without reasonable accommodation, for one hundred twenty (120) consecutive days during any period of twelve (12) consecutive months; or (2) the adjudication of such Executive as an incompetent or disabled person by a court of competent jurisdiction.

(c) Cause.

(i) Holdings may, at its option, terminate Executive’s employment under this Agreement for Cause (as hereinafter defined).

(ii) As used in this Agreement, the term “Cause” shall mean any one or more of the following:

(1) any refusal by Executive to perform Executive’s duties under this Agreement after written demand is delivered by the Board to the Executive identifying the manner in which the Executive has not substantially performed his duties or any willful and material violation of any material rule, regulation or guideline imposed by a regulatory or self regulatory body having jurisdiction over Holdings or the CBOT, as determined after investigation by the Board. Executive, after having been given written notice by Holdings, shall have seven (7) days to cure such refusal or violation;

(2) any intentional act of fraud, embezzlement, theft or misappropriation of Holdings’ or the CBOT’s funds by Executive, as determined after investigation by the Board, or Executive’s admission or conviction of a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

(3) any willful and material misconduct of Executive resulting in a material financial loss or liability to Holdings or the CBOT, or damage to the reputation of Holdings or the CBOT, as determined after investigation by the Board; or

(4) any breach by Executive of any one or more of the covenants contained in Section 6, 7 or 8 hereof.

No act or omission shall be deemed willful for purposes of this Section if taken or omitted to be taken by Executive in a good faith belief that such act or omission to act was in the best interests of the Company. Neither the failure to meet performance objectives and standards nor differences of agreement with respect to strategy or the implementation of business plans or the success or lack of success of any such strategy or implementation shall constitute Cause. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until Holdings delivers to Executive a copy of a resolution duly adopted by the Board at a meeting called and held for such purpose. Executive shall be given at least fourteen (14) days advance written notice of any such meeting at which the Board proposes to consider whether or not to terminate Executive for Cause, and the written notice shall describe in reasonable detail the basis on which the Board may conclude that Cause exists. Executive shall have the opportunity to appear in person and to make such written and/or oral presentation to such meeting of the Board as he believes necessary.

(iii) The exercise of the right of Holdings to terminate this Agreement pursuant to this Section 5(c) shall not abrogate the rights or remedies of Holdings in respect of the breach giving rise to such termination.

(iv) If Holdings terminates Executive’s employment for Cause, all obligations of Holdings and the CBOT hereunder shall cease immediately, except that Executive shall be entitled to the payments and benefits specified in Sections 5(b)(i) and 5(b)(v) hereof.

(v) In the event of termination for Cause under this Section 5(c), the unvested portion of the Restricted Stock, the unvested portion of the Option and the vested and unexercised portion of the Option, if any, shall be deemed cancelled and forfeited on the date of termination without further consideration to Executive.

(d) Without Cause. Holdings may, at its option, terminate Executive’s employment under this Agreement upon ten (10) days prior written notice to Executive for a reason other than a reason set forth in Section 5(a), 5(b) or 5(c). If Holdings terminates Executive’s employment for any such reason (other than as a result of non-renewal of this Agreement pursuant to Section 4 hereof), all obligations of Holdings and the CBOT hereunder shall cease immediately, except that Executive shall be entitled to the payments and benefits specified in Section 5(b)(i), 5(b)(iv) and 5(b)(v) and in addition, Executive shall be paid the Termination Amount. The “Termination Amount” is an amount equal to 1.5 times the sum of (I) the Base Salary paid to Executive with respect to the fiscal year in which the termination occurs, and (II) the Performance Bonus calculated as if Executive achieved target performance levels for the year. The Termination Amount shall be paid to Executive on the date of termination.

In the event of termination pursuant to this Section 5(d) after an IPO, any unvested portion of the Restricted Stock and any unvested portion of the Time Vested Option that would otherwise have vested within the 24 months following the date of termination, shall become fully vested as of the date of termination. Any remaining portion of the unvested Restricted Stock, unvested Time Vested Option and unvested Performance Option shall be deemed cancelled and forfeited without further consideration to Executive. Executive shall be permitted to exercise any vested and unexercised portion of the Option for a period of ninety (90) days following the date of termination. Any portion of the Option that has not been exercised by such date, shall be deemed cancelled and forfeited without further consideration to Executive.

(e) Termination for Good Reason. Executive may terminate his employment under this Agreement at any time for Good Reason (as hereinafter defined). If Executive terminates his employment for Good Reason, all obligations of Holdings and the CBOT hereunder shall cease immediately, except that Executive shall be entitled to the payments and benefits specified in Section 5(b)(i), 5(b)(iv) and 5(b)(v) hereof and in addition, Executive shall be paid the Termination Amount. The Termination Amount shall be paid to Executive on the date of termination.

(i) “Good Reason” shall mean (1) there is a demotion or material diminution of Executive’s responsibilities or authority hereunder, (2) subject to Section 3(d) hereof, Holdings fails to pay to Executive the compensation required by Section 3 hereof, (3) Executive is not nominated for election or is not elected to the Board; (4) any material breach of this Agreement by Holdings or the CBOT, or (5) the consummation of a merger or consolidation of Holdings with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of Holdings immediately prior to such merger, consolidation or other reorganization or the sale, transfer or other disposition of all or substantially all of Holdings’ assets.

(ii) Notwithstanding the foregoing, no termination by Executive for Good Reason shall be effective unless and until Executive has given Holdings written notice of the reasons for the termination for Good Reason and has given Holdings at least ten (10) business days in which to remedy the reasons stated, and Holdings has failed to do so.

In the event of termination pursuant to this Section 5(e) after an IPO, any unvested portion of the Restricted Stock and any unvested portion of the Time Vested Option that would otherwise have vested within the 24 months following the date of termination, shall become fully vested as of the date of termination. Any remaining portion of the unvested Restricted Stock, unvested Time Vested Option and unvested Performance Option shall be deemed cancelled and forfeited without further consideration to Executive. Executive shall be permitted to exercise any vested and unexercised portion of the Option for a period of ninety (90) days following the date of termination of the Employment Period. Any portion of the Option that has not been exercised by such date, shall be deemed cancelled and forfeited without further consideration to Executive.

(f) Change of Control. In the event of a Change of Control (as defined in the LTEIP) that occurs prior to the termination of the Employment Period, any unvested portion of the Restricted Stock and any unvested portion of the Time Vested Option shall become fully vested immediately prior to such Change of Control.

(g) Voluntary Termination. Upon ten (10) days prior written notice to Holdings, Executive may voluntarily terminate Executive’s employment with Holdings for any reason. If Executive voluntarily terminates Executive’s employment pursuant to this Section 5(g), all obligations of Holdings and the CBOT hereunder shall cease immediately, except that Executive shall be entitled to the payments and benefits specified in Sections 5(b)(i) and 5(b)(v) hereof. In the event of termination of Executive’s employment of Holdings pursuant to this Section 5(g), the unvested portion of the Restricted Stock and the unvested portion of the Option shall be deemed cancelled and forfeited on the date of termination without further consideration to Executive. Any vested and unexercised portion of the Option shall remain exercisable for a period of thirty (30) days following the date of termination and shall thereafter be deemed cancelled and forfeited without further consideration to Executive.

(h) Non-Renewal of Agreement. In the event that this Agreement is not renewed pursuant to Section 4 hereof, Executive shall be an “at-will” employee and upon any termination of Executive’s employment with Holdings, all obligations of Holdings and the CBOT hereunder shall cease immediately, except that Executive shall be entitled to the payments and benefits specified in Section 5(b)(i) and 5(b)(v) hereof. In addition, any unvested portion of the Restricted Stock and any unvested portion of the Time Vested Option shall become fully vested as of the date of termination of Executive. Any remaining portion of the unvested Performance Option shall be deemed cancelled and forfeited on the date of the expiration of the Employment Period. Any vested and unexercised portion of the Option, shall remain exercisable for a period of ninety (90) days following the termination of employment and shall thereafter be deemed cancelled and forfeited without further consideration to Executive.

Notwithstanding the foregoing, if Holdings elects not to renew this Agreement pursuant to Section 4 hereof, Holdings shall have the option (i) to select a Non-Compete Period following the end of the Employment Period of 6 months by paying Executive a lump sum equal to his annual Base Salary as then in effect, or (ii) to maintain the effectiveness of Section 8 for a period of 12 months after the end of the Employment Period by paying Executive the Termination Amount. Holdings must provide notice of its election of option (i) or (ii) in the 6 month notice to Executive required under Section 4.

(i) General Release. On the termination date, Executive shall receive such payments as may be required pursuant to the relevant sections of this Agreement, immediate vesting of the Restricted Stock and Time Vested Option shall occur as may be required pursuant to the relevant sections of this Agreement and Executive and Holdings and the CBOT shall exchange mutual releases of known claims and mutual non-disparagement agreements.

(j) Minimum Stock Retention. Notwithstanding anything contained herein to the contrary, at any time while Executive is employed by Holdings or the CBOT, Executive shall be required to hold for a period of at least two years, 50% of the “net shares” acquired upon the exercise of any portion of the Option and 50% of the “net shares” acquired upon vesting of any of the Restricted Stock. For the purposes of this Agreement, “net shares” shall mean (I) in the case of an option, the number of shares obtained by exercising the option, less the number of shares, if any, exchanged, withheld by Holdings or sold pursuant to a cashless exercise to pay the exercise price of the option and any taxes or transaction costs due upon the exercise, and (II) in the case of restricted stock, the number of shares which vested less any taxes due as a result of such vesting.

(k) Federal and State Taxes. Holdings shall deduct from the amounts payable to Executive pursuant to this Agreement the amount of all required federal, state, and local withholding taxes, and all applicable federal employment taxes. Notwithstanding anything contained in this Agreement to the contrary, any payments due under this Agreement shall be deferred until the first day that such payments can be made without subjecting Executive to interest and additional tax under Section 409A of the Internal Revenue Code of 1986, as amended.

6. Confidential Information. Executive acknowledges that certain information, observations and data (including, for example, trade secrets, strategic or operational plans, ideas for new products, proposals to establish affiliations with other entities, employment information about Holdings and CBOT employees and other, similar secret, valuable or confidential information) obtained by him while employed by Holdings and concerning the business or affairs of Holdings and its affiliates and subsidiaries (the “Companies”) (“Confidential Information”) are the property of Holdings. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to Holdings at the termination of his employment with Holdings, or at any other time Holdings may request, all memoranda, notes, plans, records, reports, computer tapes, printout and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Companies, which he may then possess or have under his control.

7. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Companies actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by Holdings (“Work Product”) belong to Holdings. Executive shall promptly disclose such Work Product to the Board and, at Holdings’ expense perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

In accordance with Section 2872 of the Illinois Employee Patent Act, Ill. Rev. Stat Chap. 140, § 301 et seq. (1983), Executive is hereby advised that this Section 7 regarding Holdings’ and the CBOT’s ownership of Work Product does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Companies are used and which are developed entirely on Executive’s own time, unless (i) the invention relates to the business of the Companies or to the Companies’ actual or demonstrably anticipated research or development or (ii) the invention results from any work performed by Executive for the Companies.

8. Non-Compete, Non-Solicitation.

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of his employment with Holdings he shall become familiar with the Companies’ trade secrets and with other Confidential Information concerning the Companies and that his services shall be of special, unique and extraordinary value to Holdings. Therefore, Executive agrees that during the Employment Period, and for one (1) year thereafter (the “Non-Compete Period”), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business with a “Competitor.” “Competitor”, for purposes of this Agreement, means the New York Stock Exchange, Chicago Mercantile Exchange, The Chicago Board of Options Exchange, The Clearing Corporation, The Options Clearing Corporation, The London Clearing House, Brokertec, Eurex, Euronext, any other commodities, futures, options or securities exchange whether electronic or otherwise, and any entity that, directly or indirectly, owns or controls or is owned or controlled by any of these entities. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation. Notwithstanding the foregoing, as provided in Section 5(h) hereof, the Non-Compete Period may last only six months after the Employment Period in certain circumstances.

(b) During the Non-Compete Period, Executive shall not for the benefit of any Competitor directly or indirectly through any person or entity (i) induce or attempt to induce any employee of the Companies to leave the employ of the Companies, or in any way interfere with the relationship between the Companies and any employee thereof, (ii) hire any person who was an employee of the Companies at any time during the Non-Compete Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Companies to cease doing business with the Companies, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Companies.

(c) If, at the time of enforcement of this Section 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 8 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

9. Enforcement.

(a) Holdings and Executive hereby agree that Holdings would be damaged irreparably in the event that any provision of Section 6, 7 or 8 were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any nonperformance or breach. Accordingly, in the event of a breach or a threatened breach by Executive of any of the provisions of Section 6, 7 or 8, Holdings shall be entitled to, and Executive hereby consents to, the entry of a court order for specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of Section 6, 7 or 8, the Non-Compete Period shall be tolled until such breach or violation has been duly cured. Executive agrees that Executive shall submit to the personal jurisdiction of the courts of the State of Illinois in any action by Holdings to enforce an arbitration award against Executive or to obtain interim injunctive or other relief pending an arbitration decision. Executive waives any such right to claim that any such court is an inconvenient forum for the resolution of any such action.

(b) Notwithstanding anything contained in this Agreement to the contrary, in the event Executive breaches any obligation under Section 6, 7 or 8 of this Agreement, any vested and unexercised portion of the Option shall be deemed cancelled and forfeited without further consideration to Executive and Executive shall pay to Holdings an amount equal to the value of Restricted Stock which vested upon termination of employment and the value received by Executive upon the exercise of any portion of the Option after termination of employment.

10. Defense of Claims and Indemnity.

(a) During the Employment Period, and continuing after the termination of Executive’s employment by Holdings for a period of two (2) years, Executive shall reasonably cooperate with Holdings at its request in the defense or prosecution of any claim that may be made by or against the Companies. Such cooperation shall include, without limitation, serving as a witness at trial or hearing, being deposed, and preparation for same or otherwise cooperating with Holdings as determined to be necessary by Holdings at its sole discretion, for the defense or prosecution of a claim. During the two (2) year period after termination of Executive’s employment with Holdings, Holdings shall reimburse Executive for all reasonable expenses in connection therewith, including travel expenses, and shall compensate him at a daily rate equal to his Base Salary on the date the Employment Period terminated, divided by two hundred (200), with days used for preparation, travel and other related matters being included for purposes of determining the compensation due to Executive. To the extent reasonably practicable, Holdings shall provide Executive with notice at least ten (10) days prior to the date on which any such travel is required.

(b) Executive shall be indemnified by Holdings against liability as an officer of Holdings as, and to the extent, provided for in the bylaws of Holdings, provided that Executive’s right to indemnification shall not, in any event, result in a benefit to Executive that is less than provided by such bylaws in effect on the date of this Agreement.

11. Trading Prohibition. The trading prohibitions contained in Holdings and the CBOT’s Personnel Policies and Procedures Manual shall apply to Executive during the Employment Period.

12. Survival Independent Provisions. Notwithstanding any other provision of this Agreement, Sections 5, 6, 7, 8, 9 and 10 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period. Executive’s covenants in Sections 6, 7, 8, 9 and 10, are independent covenants and the existence of any claim by Executive against Holdings or the CBOT under this Agreement or otherwise shall not excuse Executive’s breach of any covenant in Sections 6, 7, 8, 9 and 10. Holding’s covenant in Section

10(b), is an independent covenant and the existence of any claim by Holdings against Executive under this Agreement or otherwise shall not excuse Holding’s breach of such covenant.

13. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated.

Bernard Dan		Bernard Dan
President and Chief Executive Officer	and	309 N. Montclaire Avenue
Board of Trade of the City of Chicago, Inc.		Glen Ellyn, IL 60137
141 West Jackson Boulevard
Chicago, Illinois 60604

With a copy to:
John F. Adams, Esq.
Schiff Hardin LLP
6600 Sears Tower 233 South Wacker Drive
Chicago, Illinois 60606?6473

Notices to the CBOT:

Carol A. Burke, Esq.
Executive Vice President and General Counsel
Board of Trade of the City of Chicago
141 West Jackson Boulevard
Chicago, Illinois 60604

With a copy to:

Peter B. Carey, Esq.		Herbert W. Krueger
Law Offices of Peter B. Carey	and	Mayer, Brown, Rowe & Maw LLP
11 South LaSalle Street, Suite 1600		71 South Wacker Drive
Chicago, Illinois 60603		Chicago, Illinois 60606

or such other address to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given the second business day after it has been so delivered, sent or mailed.

14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any jurisdiction, but this Agreement shall be reformed, construed and enforce in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. On and after the date of this Agreement, the Original Agreement shall have no force or effect.

16. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

17. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

18. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, Holdings, the CBOT and their respective heirs, successors and assigns, except that neither party may assign their rights or delegate their duties or obligations hereunder without the prior written consent of the other party. Holdings shall require any successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Holdings would be required to perform it if no such assignment or succession had taken place.

19. Choice of Law. All issues and questions concerning the construction validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

20. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of Holdings (as approved by the Board) and Executive.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

CBOT HOLDINGS, INC.

By:	/s/ Charles P. Carey

Title:	Chairman

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

By:	/s/ Charles P. Carey

Title:	Chairman

EXECUTIVE

/s/ Bernard Dan

Bernard Dan